EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of  common stock, no par value, of Orion Energy Systems, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1).  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 13, 2013

GE VENTURES LLC

By:	/s/ Kelly Warrick
	Name:	Kelly Warrick
	Title:	Authorized Signatory

GENERAL ELECTRIC COMPANY

By:	Barbara A. Lane
	Name:	Barbara A. Lane
	Title:	Attorney-in-Fact

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Frank Ertl
	Name:	Frank Ertl
	Title:	Managing Director, Chief Financial Officer, and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Barbara A. Lane
	Name:	Barbara A. Lane
	Title:	Attorney-in-Fact